Exhibit 99.77(c)

Item 77C. Matters submitted to a vote of security holders

1.	A special meeting of shareholders of ING Series Fund, Inc. was held on May 6, 2013 to elect 13 directors to the Board of Directors.

	For All	Withold All	For all Except	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	198,020,231.751	13,594,478.735	0.000	0.000	211,614,710.486
John V. Boyer	198,066,017.723	13,548,692.763	0.000	0.000	211,614,710.486
Patricia W. Chadwick	198,000,747.773	13,613,962.713	0.000	0.000	211,614,710.486
Albert E. DePrince, Jr.	197,948,547.154	13,666,163.332	0.000	0.000	211,614,710.486
Peter S. Drotch	197,948,721.038	13,665,989.448	0.000	0.000	211,614,710.486
J. Michael Earley	197,947,891.418	13,666,819.068	0.000	0.000	211,614,710.486
Martin J. Gavin	198,054,232.037	13,560,478.449	0.000	0.000	211,614,710.486
Russell H. Jones	197,982,022.307	13,632,688.179	0.000	0.000	211,614,710.486
Patrick W. Kenny	197,976,609.073	13,638,101.413	0.000	0.000	211,614,710.486
Shaun P. Mathews	198,041,053.562	13,573,656.924	0.000	0.000	211,614,710.486
Joseph E. Obermeyer	198,018,011.381	13,596,699.105	0.000	0.000	211,614,710.486
Sheryl K. Pressler	197,945,308.067	13,669,402.419	0.000	0.000	211,614,710.486
Roger B. Vincent	197,921,969.844	13,692,740.642	0.000	0.000	211,614,710.486

The proposal passed.

2.	A special meeting of shareholders of ING Money Market Fund was held on May 6, 2013 to: 1) approve a new investment advisory agreement for the Fund with ING Investments, LLC (“ING Investments”) prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by Change of Control Events that occur as part of ING U.S.’s Separation Plan; 2) approve a new investment sub-advisory agreement between ING Investments and ING Investment Management Co. LLC (“ING IM”) prompted by the IPO, and to approve, under certain circumstances, any future sub-advisory agreements prompted by Change of Control Events that occur as part of ING U.S.’s Separation Plan; 3) approve a modification to the current manager-of-managers policy to permit ING Investments, subject to prior approval by the Board, to enter into and materially amend agreements with wholly owned sub-advisers without obtaining the approval of the Fund's shareholders; and 4) approve a change in the fundamental investment policy governing concentration with respect to the Fund.

Proposal	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
1	106,651,239.831	3,830,019.160	13,217,239.044	15,530,861.887	139,229,359.922
2	106,077,921.170	4,012,371.794	13,608,205.315	15,530,861.643	139,229,359.922
3	105,639,515.267	5,318,166.917	12,740,815.600	15,530,862.138	139,229,359.922
4	106,328,214.452	4,350,261.515	13,020,022.068	15,530,861.887	139,229,359.922

The proposals passed.